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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ROCHESTER MEDICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS JANUARY 25, 2007
SOLICITATION AND REVOCABILITY OF PROXY
RECORD DATE AND VOTING OF SECURITIES
PROPOSAL 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
INDEPENDENT AUDITOR MATTERS
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION

ROCHESTER MEDICAL CORPORATION
One Rochester Medical Drive
Stewartville, Minnesota 55976
Telephone (507) 533-9600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 25, 2007

The Annual Meeting of Shareholders of Rochester Medical Corporation (the “Company”) will be held on January 25, 2007, at 3:30 p.m. (Central Standard Time) in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403 to consider and take action upon the following matters:

1. To elect five directors to serve until the next Annual Meeting of Shareholders.

2. To act upon any other business that may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on December 12, 2006, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

    Anthony J. Conway
President and Secretary

Dated: December 26, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING.  HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

ROCHESTER MEDICAL CORPORATION
One Rochester Medical Drive
Stewartville, Minnesota 55976
Telephone (507) 533-9600

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
January 25, 2007

SOLICITATION AND REVOCABILITY OF PROXY

This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors of the enclosed proxy for use at the 2007 Annual Meeting of Shareholders of the Company to be held on Thursday, January 25, 2007, at 3:30 p.m. (Central Standard Time) in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, or at any adjournment(s) thereof (the “2007 Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according to the instructions given therein or, if no instruction is given, then in favor of all nominations and Proposal 2. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy’s authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies personally, by telephone or by special letter. So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2006, is being furnished to each shareholder with this Proxy Statement.

The principal executive offices of the Company are located at One Rochester Medical Drive, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 26, 2006.

RECORD DATE AND VOTING OF SECURITIES

The Common Stock of the Company, without par value, is the only authorized voting security of the Company. Only holders of the Company’s Common Stock whose names appear of record on the Company’s books on December 12, 2006, are entitled to receive notice of, and to vote at, the 2007 Annual Meeting. At the close of business on December 12, 2006, a total of 11,129,470 shares of Common Stock were outstanding, each entitled to one vote. The holders of a majority of the Common Stock entitled to vote shall constitute a quorum for the transaction of business at the 2007 Annual Meeting. If such quorum shall not be present or represented at the 2007 Annual Meeting, the shareholders present or represented at the 2007 Annual Meeting may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented. Holders of Common Stock do not have cumulative voting rights. All share amounts included in this Proxy Statement have been adjusted to reflect the Company’s two-for-one stock split that was declared on October 31, 2006 and payable on November 17, 2006 to shareholders of record on November 14, 2006, unless indicated otherwise.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

Following the recommendation of the Nominating Committee, the Board of Directors has nominated the persons named below for re-election to the Board of Directors at the 2007 Annual Meeting. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the 2007 Annual Meeting is necessary to elect the nominees for director.

		Director
Name	Age	Since	Position

Anthony J. Conway	62	1988	Chairman of the Board, Chief Executive Officer, President and Secretary
Darnell L. Boehm	58	1995	Director
Peter R. Conway	52	1988	Director
Roger W. Schnobrich	76	1995	Director
Benson Smith	59	2001	Director

Anthony J. Conway, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, and Secretary of the Company since May 1988, and was its Treasurer until September 1997. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company’s research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation (“Arcon”), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation in various research and development capacities. Mr. Anthony Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 20 have resulted in issued United States patents and 32 have resulted in issued foreign patents.

Darnell L. Boehm has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductors, and also serves on its Audit Committee and Compensation Committee. From 1986 to 2000, Mr. Boehm also served as the Chief Financial Officer and Secretary of Aetrium. From August 1999 to January 2002, Mr. Boehm served as a Director of ALPNET, Inc., a supplier of multilingual information services including language translation, product localization and other services. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

Peter R. Conway has served as a Director of the Company since May 1988. He is a Director and the Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

Roger W. Schnobrich has served as a Director of the Company since October 1995. Mr. Schnobrich served as a partner and then of counsel with the law firm of Hinshaw & Culbertson from 1997 to September 2004. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years. Since September 2004, Mr. Schnobrich has served as a principal of Waynorth, Ltd., a business consulting company.

Benson Smith has served as a Director of the Company since May 2001. Mr. Smith has been a lecturer for the Gallup organization since April 2000. Prior to joining the Gallup organization, Mr. Smith worked for several years with C.R. Bard, Inc., a company specializing in medical devices, serving most recently as President and Chief Operating Officer. In 1991, Mr. Smith was elected to the position of Group Vice President, responsible for C.R. Bard’s urological product group. He was promoted to the position of Executive Vice President in 1993 and became a member of C.R. Bard’s Board of Directors in 1994. Shortly thereafter, Mr. Smith was promoted to the position of President and Chief Operating Officer. Mr. Smith is also a director for Zoll Medical and Teleflex Inc.

Messrs. Anthony J. Conway and Peter R. Conway are brothers.

The Board of Directors recommends that the shareholders vote FOR the nominees named above as directors of the Company for the ensuing year.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee has oversight of the Company’s financial statements, financial reporting process, systems of internal accounting and financial controls, internal audit function, the annual independent audit of the Company’s financial statements and legal compliance. Messrs. Boehm, Schnobrich and Smith are members of the Audit Committee, and all members are “independent” under applicable standards of The Nasdaq Stock Market and rules and regulations of the Securities and Exchange Commission. The Board of Directors has also determined that Mr. Boehm is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The Audit Committee performs its responsibilities under an Audit Committee Charter, a copy of which is available at the Company’s website at www.rocm.com. The Audit Committee met five times during the fiscal year ended September 30, 2006. The report of the Audit Committee is found on page 16 of this Proxy Statement.

The Compensation Committee has power and authority to recommend compensation for the Company’s executive officers. Messrs. Boehm, Schnobrich and Smith are members of the Compensation Committee, and all members are “independent” under applicable standards of The Nasdaq Stock Market. The Compensation Committee met one time during the fiscal year ended September 30, 2006. The report of the Compensation Committee on executive compensation is found on page 12 of this Proxy Statement.

In November 2004, the Board of Directors established a Nominating Committee, which is responsible for determining the selection criteria and qualifications of director nominees, as well as making recommendations to the Board of Directors regarding which nominees to submit for election at the next annual meeting of shareholders. Messrs. Boehm, Schnobrich and Smith are members of the Nominating Committee. All members are “independent” under applicable standards of The Nasdaq Stock Market. The Nominating Committee will consider director nominees recommended by shareholders. The process for receiving and evaluating these nominations is described below under the caption “Nominations.” The Nominating Committee performs its responsibilities under a

Nominating Committee Charter, a copy of which is available at the Company’s website at www.rocm.com. The Nominating Committee did not meet during the fiscal year ended September 30, 2006.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Company’s Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Rochester Medical Corporation, c/o Secretary, One Rochester Medical Drive, Stewartville, MN 55976. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Nominations

The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In evaluating a candidate for nomination as a director of the Company, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.

These general criteria are subject to modification and the Nominating Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the Nominating Committee may deem appropriate or as required by applicable laws and regulations.

The Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company’s shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating Committee c/o Secretary at One Rochester Medical Drive, Stewartville, Minnesota 55976: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating Committee by any shareholder in connection with the 2007 Annual Meeting.

Meeting Attendance

During the fiscal year ended September 30, 2006, the Board of Directors met on three occasions. Except for Mr. Smith, no director of the Company attended fewer than 75% of all board and committee meetings during the fiscal year ended September 30, 2006.

The Company encourages, but does not require, its Board members to attend the annual meeting of shareholders. All directors except Mr. Smith attended the Company’s 2006 Annual Meeting of Shareholders.

Compensation of Directors

No director who is also an employee of the Company receives any separate compensation for services as a director. Each non-employee director currently receives $2,000 per meeting attended in person and $1,000 per meeting in which the director participates by telephone. Non-employee directors also receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

Non-employee directors can also each receive non-qualified stock options under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). Each grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 2001 Plan) of the Common Stock on the date of grant; (2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 10 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee’s death.

Messrs. Darnell Boehm, Roger W. Schnobrich, Peter R. Conway and Benson Smith are the only non-employee directors of the Company and therefore the only directors eligible to receive the compensation described above. On January 26, 2006, Messrs. Boehm, Schnobrich, Smith and Peter Conway each received an option to purchase 20,000 shares of Common Stock.

Executive Officers

In addition to its chief executive officer who also is a director of the Company, the Company employs the following executive officers:

Name	Age	Position

David A. Jonas	42	Chief Financial Officer and Treasurer
Philip J. Conway	50	Vice President, Production Technologies
Dara Lynn Horner	48	Vice President, Marketing
Martyn R. Sholtis	47	Corporate Vice President

David A. Jonas has served as the Company’s Treasurer since November 2000 and as its Chief Financial Officer since May 2001. From June 1, 1998 until May 2001, Mr. Jonas served as the Company’s Controller. From August 1999 until October 2001, Mr. Jonas served as the Company’s Director of Operations and had principal responsibility for the Company’s operational activities. Since November 2000, Mr. Jonas has also had principal responsibility for the Company’s financial activities. Prior to joining the Company, Mr. Jonas was employed in various financial, financial management and operational management positions with Polaris Industries, Inc. from January 1989 to June 1998. Mr. Jonas holds a BS degree in Accounting from the University of Minnesota and is a certified public accountant.

Philip J. Conway, a founder of the Company, has served as Vice President of Production Technologies of the Company since August 1999. From 1988 to July 1999, Mr. Philip Conway served as Vice President of Operations of the Company. Mr. Philip Conway is responsible for plant design as well as new product and production processes, research, design and development activities. Since November 2001, he has had primary responsibility for the Company’s operational activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 20 have resulted in issued United States patents and 32 have resulted in issued foreign patents.

Dara Lynn Horner joined the Company in November 1998 and serves as the Company’s Vice President of Marketing. From November 1998 until November 1999, Ms. Horner served as Marketing Director for the Company’s FemSoft Insert product line. Ms. Horner has principal responsibility for management of the Company’s marketing activities. From 1990 until joining the Company in 1998, Ms. Horner was employed by Lake Region Manufacturing, Inc., a medical device manufacturer, most recently as Marketing Director.

Martyn R. Sholtis joined the Company in April 1992 and serves as the Company’s Corporate Vice President. Mr. Sholtis is responsible for all sales and for corporate business development activities. From 1985 to 1992 Mr. Sholtis was employed by Sherwood Medical, a company that manufactured and sold a variety of disposable medical products including urological catheters, most recently as Regional Sales Manager for the Nursing Care Division.

The Company’s executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreement with Mr. Conway also contains non-competition provisions benefiting the Company.

Change in Control Agreements

The Compensation Committee of the Board authorized change in control agreements with Philip J. Conway, Vice President of Production Technologies, on December 1, 1998, and with Anthony J. Conway, President and Chief Executive Officer, Dara Lynn Horner, Vice President of Marketing, David A. Jonas, Chief Financial Officer, and Martyn R. Sholtis, Corporate Vice President, on November 21, 2000. The Compensation Committee and the Board believe that the arrangements are appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction if a change in control of the Company is proposed. The Compensation Committee and the Board believe that it is important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that management be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other actions regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of management’s own personal situation.

The change in control agreements, which are substantially the same for each individual, provide that each employee agrees to continue employment with the Company following a Change in Control (as defined), unless such employment is terminated because of death, disability or by the employee for Good Reason (as defined). If a Change in Control occurs and the individual remains employed by the Company for twelve months following such Change in Control, then the individual will be entitled to receive a payment equal to 2.5 times such individual’s earned compensation (salary plus cash bonuses) during the 12 month period. If an individual’s employment is terminated within twelve months following a Change in Control by the Company without Cause (as defined) or by the individual for Good Reason, then the individual will be entitled to receive a payment equal to 2.5 times such individual’s earned compensation during the one year period prior to the date of the Change in Control. In either case, payments to an individual are subject to excess payment limitations, such that the amounts payable under such individual’s agreement shall be reduced until no portion of the total payments by the Company to such individual as a result of the change in control (including the value of accelerated vesting of stock options) will not be deductible solely as a result of Section 280G of the Internal Revenue Code of 1986, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of the Common Stock of the Company by each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock as of December 1, 2006, except as noted below. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership(#)	Percent of Class

R. Scott Asen(1)	939,266	8.4%
Asen and Co.
224 East 49th Street
New York, NY 10017
Neil Gagnon(2)	835,850	7.5%
1370 Avenue of the Americas, Suite 2002
New York, NY 10019
Townsend Group Investments, Inc.(3)	735,864	6.6%
22601 Pacific Coast Highway, Suite 200
Malibu, CA 90265

(1)	We have relied upon information supplied by R. Scott Asen in a Schedule 13G/A filed by Mr. Asen with the SEC on January 9, 2006, reporting beneficial ownership data as of December 31, 2005, which does not account for the October 31, 2006 2-for-1 stock split. As of that date, Mr. Asen held 424,777 shares of Common Stock and had sole voting and investment power with respect to these shares. Mr. Asen is the President of Asen and Co., which provides certain advisory services to accounts (the “Managed Accounts”) that held 44,856 shares of Common Stock. Mr. Asen had shared voting and investment power with respect to the shares owned by the Managed Accounts. Mr. Asen may be deemed to beneficially own the shares held by the Managed Accounts, but Mr. Asen disclaims beneficial ownership of such shares.

(2)	We have relied upon information supplied by Neil Gagnon in a Schedule 13G/A filed by Neil Gagnon with the SEC on February 8, 2006, reporting beneficial ownership data as of December 31, 2005, which does not account for the October 31, 2006 2-for-1 stock split. As of that date, Mr. Gagnon held 417,925 shares of Common Stock, which amount includes (i) 77,889 shares beneficially owned by Mr. Gagnon over which he has sole voting and sole dispositive power; (ii) 1,555 shares beneficially owned by Mr. Gagnon over which he has sole voting and shared dispositive power; (iii) 40,985 shares beneficially owned by Lois Gagnon, Mr. Gagnon’s wife, over which Mr. Gagnon has shared voting and shared dispositive power; (iv) 365 shares beneficially owned by Mr. Gagnon and Mrs. Gagnon as Joint Tenants with Rights of Survivorship, over which he has shared voting and shared dispositive power; (v) 15,990 shares held by the Lois E. and Neil E. Gagnon Foundation (the “Foundation”), of which Mr. Gagnon is a trustee and over which Mr. Gagnon has shared voting and shared dispositive power; (vi) 14,770 shares held by the Gagnon Family Limited Partnership (the “Partnership”) of which Mr. Gagnon is a partner and over which Mr. Gagnon has shared voting and shared dispositive power; (vii) 11,525 shares held by the Gagnon Grandchildren Trust (the “Trust”) over which Mr. Gagnon has shared dispositive but no voting power; (viii) 48,848 shares held by a hedge fund (of which Mr. Gagnon is the principal) over which Mr. Gagnon has sole dispositive and sole voting power; (ix) 530 shares held by the Gagnon Securities LLC P/S Plan (the “Plan”) (of which Mr. Gagnon is a Trustee) over which Mr. Gagnon has sole dispositive and sole voting power; and (x) 205,498 shares held for certain customers of Gagnon Securities LLC (of which Mr. Gagnon is the Managing Member and the principal owner) over which shares Mr. Gagnon has shared dispositive but no voting power.

(3)	We have relied upon information supplied by Townsend Group Investments, Inc. (“Townsend”) in a Schedule 13G/A filed by Townsend with the SEC on January 27, 2006, reporting beneficial ownership data as of

December 31, 2005, which does not account for the October 31, 2006 2-for-1 stock split. As of that date, Townsend held sole voting and investment power with respect to 44,200 shares of Common Stock, and shared voting and investment power with respect to 323,732 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of December 1, 2006, certain information with respect to the beneficial ownership of the Common Stock of the Company by each director, each executive officer named in the “Summary Compensation Table” below and all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership(1)	Percent of Class

Anthony J. Conway(2),(3),(4)	1,205,279	10.6%
Peter R. Conway(3),(5)	843,506	7.5%
Philip J. Conway(2),(3),(6)	664,983	5.9%
David A. Jonas(2),(7)	207,000	1.8%
Dara Lynn Horner(2),(8)	177,500	1.6%
Roger W. Schnobrich(9)	151,000	1.3%
Darnell L. Boehm(10)	146,000	1.3%
Martyn R. Sholtis(2),(11)	141,000	1.3%
Benson Smith(12)	136,000	1.2%
All officers and directors as a group (9 persons)(13)	3,672,268	29.4%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 1, 2006 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)	The address of each executive officer of the Company is One Rochester Medical Drive, Stewartville, Minnesota 55976.

(3)	Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

(4)	Includes 247,000 shares issuable upon exercise of currently outstanding options. Also includes 78,600 shares held by his wife and 200 shares held by his son, as to which he disclaims beneficial ownership.

(5)	Includes 84,000 shares issuable upon exercise of currently outstanding options. Mr. Peter R. Conway’s address is Route 1, Box 1575, Chatfield, Minnesota 55923.

(6)	Includes 159,000 shares issuable upon exercise of currently outstanding options. Also includes 9,600 shares held in an IRA for the benefit of Mr. Philip J. Conway’s wife, as to which he disclaims beneficial ownership.

(7)	Includes 185,500 shares issuable upon exercise of currently outstanding options.

(8)	Includes 177,500 shares issuable upon exercise of currently outstanding options.

(9)	Includes 126,000 shares issuable upon exercise of currently outstanding options. Also includes 24,000 shares held in an IRA for the benefit of Mr. Schnobrich. Mr. Schnobrich’s address is 530 Waycliffe N., Wayzata, Minnesota 55391.

(10)	Includes 124,000 shares issuable upon exercise of currently outstanding options. Mr. Boehm’s address is 19330 Bardsley Place, Monument, Colorado 80132.

(11)	Includes 121,000 shares issuable upon exercise of currently outstanding options.

(12)	Includes 136,000 shares issuable upon exercise of currently outstanding options. Mr. Smith’s address is 3028 Castle Pines Drive, Duluth, Georgia 30097.

(13)	Includes 1,360,000 shares issuable upon exercise of currently outstanding options.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information sets forth the compensation paid by the Company for services rendered during the three fiscal years ended September 30, 2006 for the Company’s Chief Executive Officer and for each of the other four most highly compensated executive officers during fiscal 2006.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual		Securities
	Fiscal	Compensation(1)		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Options/SAR’s(#)	Compensation($)

Anthony J. Conway	2006	$220,742	$116,038	20,000	—
Chief Executive Officer	2005	207,308	31,188	40,000	—
and President	2004	202,967	20,358	16,000	—
David A. Jonas	2006	164,086	61,236	20,000	—
Chief Financial Officer	2005	152,417	16,385	40,000	—
and Treasurer	2004	146,077	10,476	14,000	—
Martyn R. Sholtis	2006	163,255	61,277	20,000	—
Corporate Vice President	2005	155,481	16,708	30,000	—
	2004	154,379	5,488	12,000	—
Philip J. Conway	2006	153,822	57,737	20,000	—
Vice President,	2005	146,139	15,702	30,000	—
Production Technologies	2004	142,985	10,235	12,000	—
Dara Lynn Horner	2006	154,767	55,150	20,000	—
Vice President,	2005	139,933	15,037	30,000	—
Marketing	2004	138,254	9,883	10,000	—

(1)	With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)	Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

The following table sets forth information with respect to options granted to the Company’s named executive officers during the fiscal year ended September 30, 2006:

OPTION GRANTS IN FISCAL YEAR 2006

						Potential Realizable
	Individual Grantee					Value at Assumed
			Percent of Total			Annual Rates of Stock
			Options Granted to	Exercise		Price Appreciation For
	Options		Employees in	Price	Expiration	Option Term(1)
Name and Principal Position	Granted(#)		Fiscal Year	($/Sh)(2)	Date(3)	5%	10%

Anthony J. Conway	20,000	(3)	15%	$5.70	1/26/16	$71,694	$181,687
Chief Executive Officer and President
David A. Jonas	20,000	(3)	15%	5.70	1/26/16	71,694	181,687
Chief Financial Officer and Treasurer
Martyn R. Sholtis	20,000	(3)	15%	5.70	1/26/16	71,694	181,687
Corporate Vice President
Philip J. Conway	20,000	(3)	15%	5.70	1/26/16	71,694	181,687
Vice President, Production Technologies
Dara Lynn Horner	20,000	(3)	15%	5.70	1/26/16	71,694	181,687
Vice President, Marketing

(1)	Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2)	The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee.

(3)	The option vests and becomes exercisable for the option shares in four equal, successive annual installments. The option is subject to earlier termination in the event of optionee’s cessation of service with the Company.

The following table sets forth information with respect to the value of options held by the named executive officers as of September 30, 2006 and exercised during the fiscal year ended September 30, 2006:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

					Value of Unexercised
			Number of Unexercised		In-the-Money
	Shares		Options at		Options at
Name and Principal	Acquired	Value	September 30, 2006		September 30, 2006(1)
Position	on Exercise	Realized$(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony J. Conway	0	0	254,000	62,000	$845,585	$182,850
Chief Executive Officer and President
David A. Jonas	0	0	164,500	59,500	$610,040	$173,850
Chief Financial Officer and Treasurer
Martyn R. Sholtis	0	0	103,000	51,000	$427,908	$146,362
Corporate Vice President
Philip J. Conway	0	0	165,000	51,000	$534,433	$146,362
Vice President, Production Technologies
Dara Lynn Horner	0	0	160,000	50,000	$578,195	$143,062
Vice President, Marketing

(1)	An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company’s Common Stock at September 30, 2006 was $7.925.

(2)	Value realized is based on the fair market value of the Company’s Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee (the “Committee”) was established in 1995 and is composed entirely of independent, outside members of the Company’s Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

Rochester Medical’s executive compensation program is designed to accomplish several goals, including:

•	To attract, retain, and motivate employees of outstanding ability.

•	To link changes in employee compensation to individual and corporate performance.

•	To align the interests of management with the interests of the Company’s shareholders.

Key Provisions of the Executive Compensation Program

The Company’s executive compensation program consists of three components: base salary, annual incentive bonus, and long-term incentives in the form of stock options or restricted stock awards. The program includes a strong link between pay and performance by emphasizing variable components of the program through annual incentive bonus and stock options or restricted stock awards. The annual incentive bonus is an integral part of the program, providing a means for total executive compensation to adjust from the low to middle range of compensation for comparable-sized manufacturing companies as appropriate based on the individual’s and the Company’s performance. In the past, the Company has typically paid a portion of the available annual incentive bonus to each executive, which has generally resulted in total executive compensation falling within the midrange of compensation at comparable companies.

Base Salary

The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size publicly held manufacturing companies performed by an independent consulting firm, the Company’s financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of base salaries at comparable companies.

Annual Incentive Bonus

Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company’s bonus plan. At the beginning of each fiscal year, the Company establishes bonus payout targets that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the competitive ranges for comparable positions at similar-size publicly held manufacturing companies. The total potential bonus for each executive is based upon performance objectives as appropriate for that executive’s area of responsibility. These objectives include financial performance of the Company and individual performance objectives. The results from the respective areas of responsibility for each executive are evaluated against financial and individual performance objectives, to determine a payout level as a percentage of the annual incentive target. In recent years, the target levels for incentive payouts have generally averaged 25-35% of the executives’ base salary. In fiscal 2006, actual bonuses ranged from 37.5% to 52.5% of base salary.

Long-Term Incentive (Stock Options)

Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of an executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee’s job responsibilities and recommendations of the executive officers of the Company concerning the individual’s contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants. The Company’s 2001 Stock Incentive Plan also allows for the grant of restricted stock awards.

Compensation of Chief Executive Officer

Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1988. Mr. Conway’s base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway’s salary for fiscal 2006, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company’s financial performance. Mr. Conway is currently paid a base salary and bonus, which has been set by the Committee in the low to midrange of comparable competitive compensation data. As a result of the comparison of the Company’s performance with its targeted performance in fiscal 2006, Mr. Conway received a bonus equal to 150% of his target bonus level of 35% of base salary, which resulted in a bonus of 52.5% of base salary in fiscal 2006.

Tax Limitation

As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company’s executive officers for the 2007 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1 million limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company’s 2001 Stock Incentive Plan may be necessary to preserve such qualification in the future.

The cash compensation paid to the Company’s executive officers for the fiscal 2006 year did not exceed the $1 million dollar limit per officer, nor is the cash compensation to be paid to the Company’s executive officers for the 2007 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

Submitted By the Compensation Committee
of the Board of Directors

Roger W. Schnobrich
Darnell L. Boehm
Benson Smith

Stock Performance Graph

The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return on the Nasdaq Market Index and the Hemscott Group Medical Instruments and Supplies Index (“MG Index”) during the five fiscal years ended September 30, 2006. The comparison assumes $100 was invested on September 29, 2001 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG ROCHESTER MEDICAL CORP.,
NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON OCT. 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2006

	2001	2002	2003	2004	2005	2006
ROCHESTER MEDICAL CORP.	$100.00	127.36	242.62	193.49	201.90	341.52
HEMSCOTT GROUP INDEX	$100.00	81.48	112.61	146.21	161.37	160.96
NASDAQ MARKET INDEX	$100.00	80.46	123.30	130.73	148.72	157.54

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Roger Schnobrich, Darnell Boehm and Benson Smith. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity whose executive officers served on the Compensation Committee or as a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three independent, non-employee directors in accordance with the applicable independence standards of The Nasdaq Stock Market. In addition, the Company’s Board of Directors has determined that Darnell L. Boehm is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board of Directors in carrying out its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls. The Audit Committee met five times during the past fiscal year and performed its responsibilities under an Audit Committee Charter, a copy of which is attached as Appendix B to the Company’s 2006 Proxy Statement dated December 22, 2005. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from our independent accountants, McGladrey & Pullen, LLP, required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, and the Audit Committee discussed with the independent auditors the audit firm’s independence. The Audit Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors’ independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

Submitted By the Audit Committee
of the Board of Directors

Darnell L. Boehm
Roger W. Schnobrich
Benson Smith

CERTAIN TRANSACTIONS

No director or executive officer of the Company was indebted to the Company during fiscal year 2006. There were no related party transactions among the Company and its executive officers, directors and the holders of more than 5% of the outstanding shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met.

INDEPENDENT AUDITOR MATTERS

On June 21, 2005, the Audit Committee of the Board of Directors, after a review of proposals for audit services from several public accountants, determined to engage McGladrey & Pullen LLP as independent registered public accounting firm of the Company for the fiscal year commencing October 1, 2004 and ending September 30, 2005. Ernst & Young LLP (“Ernst & Young”), the Company’s prior independent registered public accounting firm, was dismissed by the Audit Committee of the Board of Directors of the Company as of June 21, 2005.

In connection with the audits of the two fiscal years ended September 30, 2004, and the subsequent interim period through June 21, 2005, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference in connection with their opinion to the subject matter of the disagreement.

There were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) during the two most recent fiscal years of the Company ended September 30, 2004, or the subsequent interim period through June 21, 2005.

The audit reports of Ernst & Young on the Company’s consolidated financial statements as of and for the years ended September 30, 2004 and September 30, 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided Ernst & Young LLP with a copy of the foregoing disclosures. A letter from Ernst & Young LLP dated June 23, 2005 is attached as an exhibit to the Company’s Annual Report on Form 10-K, stating its agreement with such statements.

During the Company’s 2003 and 2004 fiscal years and the subsequent interim period through June 21, 2005, the Company did not consult with McGladrey & Pullen LLP regarding any of the matters set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has selected McGladrey & Pullen, LLP as independent public accountants for the Company for the fiscal year ending September 30, 2007. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders.

Independent Auditors Fees

The aggregate fees billed to the Company for fiscal years 2005 and 2006 by McGladrey & Pullen, LLP and by Ernst & Young LLP, the Company’s independent registered public accounting firms, are as follows:

	E&Y 2005	M&P 2005	Total 2005	E&Y 2006	M&P 2006	Total 2006

Audit Fees	$13,000	$51,750	$64,750	$3,000	$107,250	$110,250
Audit Related Fees	—	13,770	13,770	—	11,090	11,090
Tax Fees	5,000	13,700	18,700	—	8,690	8,690
Other Fees	—	9,750	9,750	—	87,769	87,769

Total Fees	$18,000	$88,970	$106,970	$3,000	$214,799	$217,799

Audit Fees include audit of the Company’s financial statements for the fiscal years ended September 30, 2005 and 2006 and reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during those fiscal years. Audit Related Fees include primarily benefit plan audits. Tax Fees include primarily tax returns, advice and planning.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policies and procedures require pre-approval for all audit and non-audit services to be provided by the Company’s independent registered public accounting firms. The Audit Committee approved all of the services performed by Ernst & Young LLP and McGladrey & Pullen, LLP during fiscal 2006.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2008 Annual Meeting and included in the proxy statement and form of proxy relating to that meeting must be received no later than August 28, 2007. If the Company does not receive notice of any matter that is to come before the shareholders at the 2008 Annual Meeting prior to November 11, 2007, the proxy for the 2007 Annual Meeting may, pursuant to Rule 14a-4(c) of the Proxy Rules under the Securities Exchange Act of 1934, confer discretionary authority to vote on the matters presented.

ADDITIONAL INFORMATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation, the preceding Company Stock Performance Graph and the preceding Audit Committee Report are not to be incorporated by reference into any such filings; nor are such Reports or Graph to be incorporated by reference into any future filings.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2006 is furnished with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 as filed with the Securities and Exchange Commission is available without charge upon written request to Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976, to the attention of David A. Jonas, Chief Financial Officer.

Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

By Order of the Board of Directors

Anthony J. Conway
President

Dated: December 26, 2006

ROCHESTER MEDICAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Thursday, January 25, 2007
3:30 p.m. CST
Minneapolis Hilton and Towers Hotel
1001 Marquette Avenue
Minneapolis, MN 55403

Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, MN 55976	proxy

This Proxy Is Solicited On Behalf Of The Management Of The Company
The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 26, 2006, hereby appoints Anthony J. Conway and David A. Jonas as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 12, 2006, at the meeting of shareholders to be held Thursday, January 25, 2007, at the Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 p.m. CST, and any adjournment(s) thereof, and, in their discretion, upon any other matters which may be brought before the meeting.
If no choice is specified, the proxy will be voted “FOR” each item.
See reverse for voting instructions.

ê Please detach here ê

1. Election of Directors:	01	Darnell L. Boehm	04	Roger W. Schnobrich
	02	Anthony J. Conway	05	Benson Smith
	03	Peter R. Conway

☐	Vote FOR all nominees	☐	Vote WITHHELD
	(except as marked		from all nominees
to the contrary)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

Address Change? Mark Box  ☐  Indicate changes below:

Date

Signature(s) in Box
PLEASE SIGN exactly as name appears at left. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.